Exhibit 99.1

[SEMCO ENERGY LOGO] 1411 Third Street, PO BOX 5004, Port Huron, MI 48061-5004	NEWS RELEASE

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Director of Treasury & Investor Relations
Phone: 248-458-6163

Media Contact: Timothy Lubbers
Director of Marketing & Corporate Communications
Phone: 810-887-4208

SEMCO ENERGY, INC. ANNOUNCES THE APPOINTMENT OF CHARLES H. PODOWSKI AND THOMAS W. SHERMAN TO THE COMPANY’S BOARD OF DIRECTORS

PORT HURON, MI, DECEMBER 19, 2006 - SEMCO ENERGY, Inc. (NYSE:SEN) today announced the appointment of Michigan-based automobile insurance industry leader Charles H. Podowski and retired energy industry executive Thomas W. Sherman to the Company’s Board of Directors. In connection with these appointments, the number of directors on the Board was increased and now stands at 10.
Board Chairman Donald Thomason made the announcement.
“It is a pleasure to welcome Chuck Podowski to the SEMCO ENERGY Board and to welcome back former Board member Tom Sherman. The combination of Chuck’s business experience and Michigan perspective and Tom’s industry and financial acumen strengthens our Board and will help us make sound decisions about the Company’s direction as it continues to make progress on many fronts,” he said.

Mr. Podowski is the Chief Executive Officer of The Auto Club Group, the holding company that includes the Automobile Club of Michigan. Mr. Podowski joined The Auto Club Group in 1999 from Advanta Corporation, where he was president of the small ticket equipment leasing, business credit card and insurance businesses. He also was Chairman of Advanta Bank Corp.
He earned his Bachelor of Arts degree at Wheeling University in West Virginia and his MBA from Rider University in New Jersey. He attended the Advanced Management Program at the Harvard Business School in 1993. Mr. Podowski serves on the National AAA Association board and the boards of Detroit Renaissance and Henry Ford Health Systems. He is immediate past Michigan Chairman of the United Negro College Fund Leadership Committee. His term on the SEMCO ENERGY Board runs until 2008.
Mr. Sherman retired in 2000 as Executive Vice President and Chief Financial Officer of Bay State Gas Company, which is now owned by NiSource, Inc. This natural gas distribution company and its subsidiary, Northern Utilities, operate in Massachusetts, New Hampshire and Maine. At Bay State Gas, Mr. Sherman served as Chief Financial Officer and was responsible for financial policies, financings, investor relations, and asset purchases and sales. He served on the Bay State Gas Company Board of Directors from 1975 through 2002.
Mr. Sherman received his Bachelor of Science degree in Commerce and Economics from the University of Vermont. Mr. Sherman previously served on the Board of SEMCO ENERGY from 2002-2005. His new term runs until 2007.

SEMCO ENERGY, Inc. distributes natural gas to more than 400,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It also owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage in various regions of the United States.

The following is a "Safe-Harbor" statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company's outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the effects of weather, the economic climate, competition, commodity prices, changing conditions in the capital markets, regulatory approval processes, success in obtaining new business, success in defending claims against the Company, and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.